- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               ALLTEL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               ALLTEL CORPORATION
                 One Allied Drive - Little Rock, Arkansas 72202
                            Telephone (501) 661-8000

                                                                March 3, 1995

Dear Stockholder:

The 1995 Annual Meeting of Stockholders of ALLTEL Corporation will be held on Thursday, April 20, 1995, for the purposes set forth in the accompanying notice. The matters to be voted upon are explained in the proxy statement included with the notice.

It is important that you complete and return your proxy as promptly as possible.

                                            Sincerely,

                                            Joe T. Ford
                                            Chairman, President, and
                                            Chief Executive Officer

                               ALLTEL CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 20, 1995
To the Stockholders of
ALLTEL Corporation:

     Notice Is Hereby Given That the 1995 Annual Meeting of Stockholders of ALLTEL Corporation ("ALLTEL") will be held in the Statehouse Conference Center, #2 Statehouse Plaza, Little Rock, Arkansas 72202, on Thursday, April 20, 1995, at 11:00 a.m. (local time), for the following purposes:

     1. To elect directors to the class whose term will expire in 1998.

     2. To elect independent auditors for the current fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     A copy of the Annual Report for the calendar year 1994 has been mailed to each stockholder receiving this Notice.

     Only holders of the Common Stock and of each series of the voting Cumulative Preferred Stock, $25 par value, of record at the close of business on February 24, 1995, are entitled to notice of and to vote at the meeting or at any adjournment thereof; holders of unexchanged stock certificates of certain companies previously acquired by ALLTEL are entitled to notice of the meeting and shall be entitled to vote if they have exchanged their stock certificates for ALLTEL certificates by April 20, 1995.


Little Rock, Arkansas                       By Order of the Board of Directors,
March 3, 1995                               FRANCIS X. FRANTZ,
                                            Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE FILL IN, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

                 ONE ALLIED DRIVE, LITTLE ROCK, ARKANSAS 72202

                ANNUAL MEETING OF STOCKHOLDERS -- APRIL 20, 1995

To the Stockholders:

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ALLTEL Corporation ("ALLTEL") to be used at its 1995 Annual Meeting of Stockholders to be held on Thursday, April 20, 1995, and at any adjournment or adjournments thereof. Shares represented by properly executed proxies will be voted at the meeting. If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. Any proxy may be revoked at any time insofar as it has not been exercised.

     This Proxy Statement is being mailed to stockholders beginning on March 3, 1995.

     The close of business on February 24, 1995, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 188,701,756 shares of Common Stock and 340,792 shares of voting Cumulative Preferred Stock; up to 42,440 additional shares of Common Stock would be entitled to vote in the event the unexchanged stock certificates of certain companies previously acquired by ALLTEL were exchanged for ALLTEL certificates by April 20, 1995.

     On all matters to be acted upon at the meeting, each share of Common Stock is entitled to one vote per share, and each share of voting Cumulative Preferred Stock is entitled to one vote per share (share for share with the holders of the Common Stock). Under Delaware law and ALLTEL's Restated Certificate of Incorporation, if a quorum is present at the meeting (a) the three nominees for election as directors for the term ending in 1998 who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote shall be elected directors for the term ending in 1998 and (b) proposal 2 and any other matters submitted to a vote of the stockholders must be approved by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the matter. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting will have the practical effect of voting against any of the other matters because the abstention results in one less vote for approval. Broker nonvotes on one or more matters will have no impact because they are not considered "shares present" for voting purposes.

                             ELECTION OF DIRECTORS

     The ALLTEL Board of Directors presently consists of twelve members divided into three classes, one of which consists of three members, one of which consists of four members, and one of which consists of five members. Mr. Max E. Bobbitt, formerly President and Chief Operating Officer of ALLTEL and a member of the class whose term expires in 1995, retired, effective January 4, 1995, and thereafter resigned as a director, effective January 26, 1995. Messrs. George C. McConnaughey and Philip F. Searle, currently members of the class whose term expires in 1995, will retire as directors at the 1995 Annual Meeting in accordance with the retirement policy for directors specified in Article X of ALLTEL's Bylaws. Mr. Lawrence L. Gellerstedt, III, currently a member of the class whose term expires in 1995, and Messrs. Emon A. Mahony, Jr. and Ronald Townsend, currently members of the class whose term expires in 1997, are nominees for election at the 1995 Annual Meeting for the term ending in 1998. In the event he is elected to the class whose term expires in 1998, each of Messrs. Mahony and Townsend will cease to be a member of the class whose term expires in 1997. Following the election of directors at the Annual Meeting, the Board of Directors will consist of ten members divided into three classes, two of which will consist of three members (the classes of 1997 and 1998) and one of which will consist of four members (the class of 1996).

     Unless otherwise directed, the persons named in the accompanying form of proxy will vote that proxy for the election of the three persons named below, with each to hold office for a term of three years until the 1998 Annual Meeting or until his successor is elected and qualified. In case any nominee is unable to serve (which is not anticipated), the persons named in the proxy may vote for another nominee of their choice. For each nominee and each director whose term expires in 1996 and 1997, there follows a brief listing of principal occupations for at least the past five years, other major affiliations, ALLTEL Board Committees, and age. The year in which each such person was initially elected as an ALLTEL director is also set forth below; the year indicated for each of Messrs. Ford, Mahony, and Tiedemann is the year in which his directorship commenced with Allied Telephone Company (their directorships with ALLTEL commenced on October 25, 1983, the date on which Allied Telephone Company merged with ALLTEL).

                                   NOMINEES -- TERM ENDING 1998
                  LAWRENCE L. GELLERSTEDT, III, Chairman and Chief Executive Officer and director of Beers Construction Company, Atlanta, Georgia; prior to June 1994, President and Chief Executive Officer of Beers Construction Company. Director of ALLTEL since 1994. Member of Audit Committee. Age 38.

                  EMON A. MAHONY, JR., President and director of Arkansas Oklahoma Gas Corporation, Fort Smith, Arkansas. Director of ALLTEL since 1980. Member of Audit and Executive Committees and Chairman of Pension Trust Investment Committee. Age 53.

                  RONALD TOWNSEND, President of Gannett Television Group, Gannett Co., Inc., Arlington, Virginia. Director of NationsBank Corporation. Director of ALLTEL since 1992. Member of Audit Committee and Chairman of Nominating Committee. Age 53.

                DIRECTORS -- TERM ENDING 1996
W. W. JOHNSON, Chairman of the Executive Committee and director of NationsBank Corporation, Charlotte, North Carolina
(a bank holding company). Director of The Liberty Corporation and Duke Power Company. Director of ALLTEL since 1990.
Chairman of Compensation Committee and member of Nominating
Committee. Age 64.

JOHN E. STEURI, Chairman of the Board and Chief Executive Officer of ALLTEL Information Services, Inc., a wholly-owned subsidiary of ALLTEL; prior to January 1992, Chairman of the Board, President, and Chief Executive Officer of Systematics Information Services, Inc. Director of National Computer Systems and Trustee of Northwestern Mutual Life Insurance Company. Director of ALLTEL since 1990. Age 55.

CARL H. TIEDEMANN, General Partner of Tiedemann, Boltres Partners, New York, New York (an investment management partnership); former President of Donaldson, Lufkin & Jenrette, Inc. until his retirement in 1980. Director of Piedmont Management Company, Dillon Reed Fund, and Kleinwort Benson Fund. Former Governor of the American Stock Exchange, advising director of Nikko Securities International, and director of Winrock International. Director of ALLTEL since 1980. Member of Compensation and Pension Trust Investment Committees. Age 68.

WILLIAM H. ZIMMER, JR., Vice Chairman and director of
Cincinnati Financial Corporation, Cincinnati, Ohio (an insurance holding company). Director of ALLTEL since 1985.
Member of Executive, Audit, and Pension Trust Investment
Committees. Age 65.

                                  DIRECTORS -- TERM ENDING 1997
                  BEN W. AGEE, Consultant; former Chairman of the Board and Chief Executive Officer and director of CP National Corporation until it was acquired by ALLTEL on December 30, 1988, at which time he became a director of ALLTEL. Member of Compensation Committee. Age 68.

                  JOE T. FORD, Chairman of the Board, President, and Chief Executive Officer of ALLTEL; from April 1993 until January 1995, Chairman of the Board and Chief Executive Officer of ALLTEL, and, prior to April 1993, Chairman of the Board, President, and Chief Executive Officer of ALLTEL. Director of The Dial Corp. Director of ALLTEL since 1960. Chairman of Executive Committee. Age 57.

                  JOHN P. MCCONNELL, Vice Chairman and Chief Executive Officer and director of Worthington Industries, Inc., Columbus, Ohio (engaged in metal processing and manufacturing); from June 1992 until June 1993, Vice Chairman of Worthington Industries, Inc. and, prior to June 1992, President of JMAC, Inc. and Vice President-General Manager of The Worthington Steel Company. Director of ALLTEL since 1994. Member of Compensation Committee. Age 41.

     During 1994, there were seven meetings of ALLTEL's Board of Directors. All of the directors attended 75% or more of the meetings of the Board and Board Committees on which they served; attendance averaged 97% at those meetings. The standing Committees of the Board are the Executive Committee, Audit Committee, Compensation and Incentive Stock Option Committee, Pension Trust Investment Committee, and Nominating Committee. The functions of the Audit, Compensation, and Nominating Committees are described below.

     The Audit Committee held four meetings during 1994. This Committee meets with ALLTEL's independent public accountants, internal auditors, and financial executives, reviews the scope and results of audits by the internal auditors and the independent public accountants, recommends nomination of independent public accountants to the Board, reviews procedures for internal auditing, reviews management responses to audit reports, reviews the implementation of the Code of Conduct, and reviews various other matters, including the adequacy of internal controls and security, application of new accounting rules, and other issues that may from time to time be of concern to the Committee or to the members of the Board.

     The Compensation Committee held five meetings during 1994, at which it reviewed and made recommendations to the Board with respect to fixing compensation of and benefits for ALLTEL's principal officers. Members of the Compensation Committee serve as members of the Incentive Stock Option Committee, which met twice during the year.

     The Nominating Committee held two meetings during 1994. The Nominating Committee is responsible for making recommendations to the Board of Directors concerning the size and composition of the Board and the selection of candidates as nominees for election as directors. The Committee will consider qualified candidates recommended by stockholders, who should submit any such recommendations to the Nominating Committee, in care of the Corporate Secretary, One Allied Drive, Little Rock, Arkansas 72202, with a detailed statement of the qualifications of those candidates.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     Set forth below is certain information, as of February 24, 1995, with respect to any person known to ALLTEL to be the beneficial owner of more than 5% of any class of ALLTEL's voting securities, all of which are shares of Common
Stock:

                                      NAME AND ADDRESS                     AMOUNT AND NATURE              PERCENT OF
     TITLE OF CLASS                 OF BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP             CLASS
- -------------------------    ----------------------------------    ----------------------------------    ------------
Common Stock                 Stephens Group Inc.                   16,627,920 shares (sole voting and        8.81
                             111 Center Street                     investment power)
                             Little Rock, AR 72201
Common Stock                 Cincinnati Financial                  13,040,708 shares (sole voting and        6.91
                             Corporation                           investment power)
                             P. O. Box 14596
                             Cincinnati, OH 45250-5496


     Set forth below is certain information, as of February 24, 1995, as to shares of each class of ALLTEL equity securities beneficially owned by each of the non-management directors, each of the executive officers identified in the Summary Compensation Table on page 13 (other than Max E. Bobbitt, who retired from ALLTEL effective January 4, 1995), and by all directors and executive officers of ALLTEL as a group. Except as otherwise indicated by footnote, all shares reported below are shares of Common Stock, and the nature of the beneficial ownership is sole voting and investment power:

                                                                              AMOUNT AND NATURE            PERCENT OF CLASS
                                     NAME OF BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP           IF 1% OR MORE
                             ----------------------------------------    ---------------------------     ---------------------
NON-MANAGEMENT               Ben W. Agee                                             44,000(a)                    --
DIRECTORS                    Lawrence L. Gellerstedt, III                            10,000(a)                    --
                             W. W. Johnson                                           29,000(a)                    --
                             Emon A. Mahony, Jr.                                     64,700(a)(b)                 --
                             George C. McConnaughey                                  44,246(a)(c)                 --
                             John P. McConnell                                       12,000(a)                    --
                             Philip F. Searle                                        13,400(a)(d)                 --
                             Carl H. Tiedemann                                       25,590(a)                    --
                             Ronald Townsend                                         10,500(a)                    --
                             William H. Zimmer, Jr.                                  16,894(a)                    --
NAMED EXECUTIVE              Joe T. Ford                                            764,706(e)                    --
OFFICERS                     John E. Steuri                                         376,920(e)                    --
                             Francis X. Frantz                                      122,000(e)                    --
                             Tom T. Orsini                                          107,312(e)                    --
ALL DIRECTORS AND
EXECUTIVE OFFICERS
AS A GROUP                                                                        2,304,945(f)                   1.22

- ---------------

(a) Includes 10,000 shares that each of the indicated persons has the right to acquire (through the exercise of options) within 60 days after February 24, 1995.

(b) Includes 1,500 shares held by Mr. Mahony's spouse, with respect to which Mr. Mahony has shared investment power and no voting power.

(c) Excludes 20,208 shares held by Mr. McConnaughey's spouse, with respect to which Mr. McConnaughey disclaims beneficial ownership.

(d) Includes 400 shares held by Mr. Searle's child, with respect to which Mr. Searle has shared investment power and no voting power.

(e) Includes shares that the indicated persons have the right to acquire (through the exercise of options) within 60 days after February 24, 1995, as follows: Joe T. Ford (257,000), John E. Steuri (10,000), Francis X. Frantz (110,000), and Tom T. Orsini (60,000).

(f) Includes a total of 1,021,368 shares that members of the group have the right to acquire (through the exercise of options) within 60 days after February 24, 1995.

                         COMPARATIVE STOCKHOLDER RETURN

     Set forth below is a line graph showing a five year comparison of cumulative total stockholder return on Common Stock, the Standard & Poor's 500 Stock Index, and an index of a group of peer issuers consisting of the following companies: Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, Cincinnati Bell Inc., GTE Corporation, Lincoln Telecommunications Company, Nynex Corporation, Pacific Telesis Group, Rochester Telephone Corporation, Southern New England Telecommunications Corporation, Southwestern Bell Corporation, Sprint Corporation, and U S West, Inc. The returns of the group of peer issuers have been weighted according to their respective stock market capitalizations at the beginning of each period for which a return is indicated.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

Measurement Period
(Fiscal Year Covered)   ALLTEL          S&P 500     Telecommunications Index
12/31/89                 100              100                   100
12/31/90                  91               97                    94
12/31/91                 108              126                   101
12/31/92                 138              136                   111
12/31/93                 175              150                   130
12/31/94                 185              152                   123

* Assumes that $100 was invested on the last trading day of 1989 and that all dividends were reinvested.


                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     This report provides information concerning compensation determinations by ALLTEL's Compensation Committee (the "Committee") for compensation reported for 1994 with respect to ALLTEL's Chief Executive Officer and ALLTEL's other executive officers including the officers named in the compensation tables in this Proxy Statement. In connection with those determinations, the Committee reviewed compensation information from a group of 13 telecommunications and information services companies that compete in ALLTEL's principal lines of business, adjusted by regression analysis to account for the relative sizes of ALLTEL and the comparison group. This comparison group is not identical to the group of peer issuers identified in the Comparison of Five-Year Cumulative Total Return graph on page 8.

     The Committee is comprised entirely of independent, nonemployee directors, none of whom has any "interlocking" relationships as defined for proxy statement disclosure purposes.

BASE SALARIES

     The Committee reviews the base salaries of ALLTEL's executive officers annually and adjusts base salaries on the basis of the corresponding mean base salaries of the comparison group and the Committee's subjective judgment of each executive officer's performance during the prior year. The Committee does not assign a precise weighting to the foregoing components. The executive officers' base salaries in 1994 were approximately equal to the corresponding mean base salaries of the comparison group.

     As reflected in the Summary Compensation Table on page 13, Mr. Ford's base salary was increased in 1994 by $75,000 (13%). The Committee determined Mr. Ford's base salary for 1994 on the basis of Mr. Ford's performance during 1993 (by reference to ALLTEL's "total return" to ALLTEL stockholders during 1993 of 24%) and a comparison of Mr. Ford's 1993 base salary to the mean salary of chief executive officers in the comparison group. The Committee did not assign a precise weighting to the foregoing components.

ANNUAL INCENTIVES

     ALLTEL's Performance Incentive Compensation Plan (the "Incentive Plan") provides ALLTEL's executive officers with the opportunity to receive annual cash incentive payments if ALLTEL achieves certain financial performance targets established by the Committee at the beginning of each year. The Committee establishes the targeted amounts of those potential payments so that, if the executive officers receive the targeted amounts, their total direct compensation (base salary plus bonus) will approximate the mean total direct compensation of corresponding officers of the comparison group.

     For 1994, the financial performance targets were based 50% on earnings per share, 25% on return on equity, and 25% on a return to ALLTEL stockholders exceeding the average return of the comparison group. The targeted earnings per share was a 6% increase over 1993, the targeted return on equity was 18.5%, and the targeted excess return was 20%.

     As reflected in the Summary Compensation Table, Mr. Ford received a $585,000 cash incentive payment under the Incentive Plan for 1994, which reflects a 150% level of achievement on each of the earnings per share, the return on equity, and the excess stockholder return targets.

LONG TERM INCENTIVES

     ALLTEL's Long-Term Performance Incentive Compensation Plan (the "Long-Term Incentive Plan") provides ALLTEL's executive officers with the opportunity to receive cash incentive payments based on a three-year measurement period if ALLTEL achieves a prescribed earnings-per-share target during that period. The Committee believes this plan design focuses ALLTEL's executive officers on ALLTEL's long-term financial success.

     The Committee establishes the targeted amounts of those potential payments so that, if the executive officers receive the targeted amounts, their net total compensation (base salary plus Incentive Plan and Long-Term Incentive Plan payments and stock option grants) will approximate the mean net total compensation of corresponding officers of the comparison group. With respect to cash incentive payments received by ALLTEL's executive officers for the three year measurement period of 1992-1994, the targeted objective was a 6% increase in earnings per share for each year. As reflected in the Summary Compensation Table, Mr. Ford received a $221,875 cash incentive payment under the Long-Term Incentive Plan for 1994 with respect to the three-year measurement period of 1992-1994, which reflects a 150% level of achievement on the targeted objective.

     ALLTEL's 1991 and 1994 Stock Option Plans allow ALLTEL's executive officers to receive options to buy specified numbers of shares of Common Stock at the market price on the date of grant. The Committee believes that stock options encourage and reward effective management that results in long-term creation of stockholder value because options granted to ALLTEL executive officers will provide value to them only if ALLTEL's stock price appreciates after the date of the grant. The Committee did not grant stock options to any ALLTEL executive officers during 1994.

DEDUCTIBILITY LIMITS

     Section 162(m) of the Internal Revenue Code, as added by the Revenue Reconciliation Act of 1993, generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to ALLTEL's Chief Executive Officer or to any other ALLTEL officer or executive whose individual compensation during the year would be required to be disclosed in ALLTEL's annual proxy statement by reason of being among ALLTEL's four highest compensated officers for the year (other than the Chief Executive Officer). This limitation on deductibility does not apply to certain compensation, including compensation that is payable solely on account of the attainment of one or more performance goals. The Committee's policy is to qualify performance-based compensation for this exception, to the extent possible, in order for the compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code.

                                            The Compensation Committee

                                            Ben W. Agee
                                            W. W. Johnson
                                            John P. McConnell
                                            Carl H. Tiedemann

                            MANAGEMENT COMPENSATION

COMPENSATION OF DIRECTORS

     Directors who are not officers of ALLTEL receive $24,000 as an annual base fee and $1,500 for each Board meeting and each Committee meeting attended. Each Director who is not an officer of ALLTEL and serves as chairman of a Board Committee receives an additional annual fee of $3,000. Directors may elect to defer all or a part of their compensation under ALLTEL's deferred compensation plan for directors.

     Under the Directors' Retirement Plan, a director who retires and has served ALLTEL as a director for at least five years and is not then serving as a corporate officer will receive an annual retirement payment based on the annual base director fee in effect in the year of retirement. The annual retirement payment equals 50% of that fee with an additional 5% for each year of service in excess of five years of service to a maximum of 100% of the annual director fee after 15 or more years of service. The retirement benefit is payable for a retired director's life only. A director is considered to have "retired" if his status as a director ceases for any reason other than his death or removal in accordance with applicable law.

     In accordance with the Directors' Retirement Plan, each of Messrs. McConnaughey and Searle will receive the maximum benefit of $24,000 per year, following his retirement at the Annual Meeting.

     Under the 1994 Stock Option Plan for Nonemployee Directors (the "Director Plan"), immediately following the 1994 Annual Meeting of Stockholders on April 21, 1994, each nonemployee director received the initial grant of an option to purchase 10,000 shares of Common Stock at an exercise price of $26.25 per share (the closing market price of the Common Stock on that date). Similarly, each nonemployee director who first becomes a director after April 21, 1994, also automatically receives the initial grant of an option to purchase 10,000 shares of Common Stock on the date the person first becomes a nonemployee director at an exercise price equal to the closing market price of the Common Stock on that date. The Director Plan also provides for the automatic grant, following the conclusion of each subsequent annual meeting of stockholders, of an option to purchase 2,000 shares of Common Stock to each nonemployee director (other than a director who is first elected at such annual meeting).

     The option price of options granted under the Director Plan is the fair market value of the Common Stock on the date the option is granted and is payable in cash, already-owned Common Stock, or a combination of both. The options vest and become exercisable on the day immediately preceding the next annual meeting of stockholders following the date of grant or, if earlier, on the death or disability of the holder or the occurrence of a "change of control."

     If a person ceases to be a nonemployee director, all vested options held by the person continue to be exercisable for a specified period thereafter not exceeding the remainder of the ten-year term of the option. Any options that have not vested by the time the person ceases to be a nonemployee director may not thereafter be exercised. The Director Plan will continue until the 1,000,000 shares of Common Stock available under the plan are issued, unless the plan is earlier terminated by the Board of Directors.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

     The following table shows the compensation, for each of the last three years, of ALLTEL's Chief Executive Officer and of ALLTEL's other four most highly compensated executive officers as of December 31, 1994:


                           SUMMARY COMPENSATION TABLE
                                                                                                                  LONG-TERM
                                                                                                                  COMPENSATION
                                                                                                                  ----------
                                                                                 ANNUAL COMPENSATION
                                                                         ------------------------------------       AWARDS
                                                                                                      OTHER       ----------
                                                                                                     ANNUAL       SECURITIES
                                                                                                     COMPEN-      UNDERLYING
        NAME                     PRINCIPAL POSITION             YEAR     SALARY($)     BONUS($)     SATION($)     OPTIONS(#)
- --------------------    ------------------------------------    -----    ---------     --------     ---------     ----------
Joe T. Ford             Chairman and CEO                         1994     650,000      585,000       --0--            --0--
                        Chairman and CEO                         1993     575,000      429,813       --0--          100,000
                        Chairman, President, and CEO             1992     550,000      412,500       --0--          140,000

Max E. Bobbitt*         President and Chief Operating
                         Officer                                 1994     475,000      391,875       --0--            --0--
                        President                                1993     425,000      285,919       --0--           75,000
                        Executive Vice President                 1992     400,000      270,000       --0--          100,000

John E. Steuri          Chairman and CEO, ALLTEL Information
                         Services, Inc., a wholly-owned
                         subsidiary ("AIS")                      1994     365,000       89,856       --0--            --0--
                        Chairman and CEO, AIS                    1993     340,000      229,500       --0--           50,000
                        Chairman and CEO, AIS                    1992     320,000      216,000       --0--            --0--

Francis X. Frantz       Senior Vice President-External
                         Affairs and General Counsel             1994     260,000      175,500       --0--            --0--
                        Senior Vice President-External
                         Affairs and General Counsel             1993     235,000      140,530       --0--           50,000
                        Senior Vice President and General
                         Counsel                                 1992     215,000      129,000       --0--           60,000

Tom T. Orsini           Senior Vice President-Finance and
                         Corporate Development                   1994     250,000      168,750       --0--            --0--
                        Senior Vice President-Finance and
                         Corporate Development                   1993     190,000      114,000       --0--           50,000
                        Vice President -- Corporate Planning     1992     165,000       99,000       --0--           50,000


                       PAYOUTS
                      ----------
                      LONG-TERM
                      INCENTIVE      ALL OTHER
                         PLAN         COMPEN-
        NAME          PAYOUTS($)     SATION($)
- --------------------  ----------     ---------
Joe T. Ford             221,875        84,349(a)
                        135,417       419,518
                        187,500       328,246
Max E. Bobbitt*
                        146,250        70,315(a)
                         98,750       281,612
                        123,750       205,251
John E. Steuri

                         97,631        34,650(b)
                         40,833        28,474
                          --0--        27,900
Francis X. Frantz
                         71,000        35,849(c)

                         41,000       118,696

                         41,250        74,520
Tom T. Orsini
                         53,762        36,169(c)

                         28,958       164,962
                         31,500       118,425

- ---------------

* Mr. Bobbitt retired from ALLTEL effective January 4, 1995.

(a) Includes the following amounts for Messrs. Ford and Bobbitt: contributions to the ALLTEL Profit Sharing Plan in the amount of $15,000 in each case, allocated benefits under the ALLTEL Excess Benefit Plan in the respective amounts of $64,087 and $41,871, dollar amount of premiums paid under supplemental split dollar life insurance policies in the respective amounts of $5,262 and $1,628, and "above-market" earnings on deferred compensation in the respective amounts of $18,001 and $11,816 (payment of which is deferred until the deferred compensation is paid).

(b) Includes employer contribution under employee stock purchase plan in the amount of $3,046, employer contribution to the ALLTEL Profit Sharing Plan in the amount of $7,500, employer matching contribution to the ALLTEL Thrift Plan in the amount of $2,250, allocated benefits under the ALLTEL Excess Benefit Plan in the amount of $12,391, and dollar amount of premiums paid under decreasing term life insurance policy in the amount of $9,463.

(c) Includes the following amounts for Messrs. Frantz and Orsini: allocated benefits under the ALLTEL Excess Benefit Plan in the respective amounts of $15,605 and $13,901, employer contributions under the ALLTEL Profit Sharing Plan in the amount of $15,000 in each case, dollar amount of premiums paid under supplemental split dollar life insurance policies in the respective amounts of $86 and $0, and "above-market" earnings on deferred compensation in the respective amounts of $5,158 and $7,268 (payment of which is deferred until the deferred compensation is paid).


            OPTION EXERCISES IN 1994 AND 1994 YEAR-END OPTION VALUES

     The following table shows information concerning stock option exercises during 1994 by ALLTEL's Chief Executive Officer and by ALLTEL's other four most highly compensated executive officers:

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                              SHARES                         UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                            ACQUIRED ON        VALUE        OPTIONS AT 1994 YEAR- END           AT 1994 YEAR-END
          NAME              EXERCISE(#)     REALIZED($)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE($)
- ------------------------    -----------     -----------     -------------------------     ----------------------------
Joe T. Ford                    10,000        $ 155,415           229,000/178,000               3,323,900/1,165,375
Max E. Bobbitt*                 --0--            --0--           185,000/130,000                 2,766,860/835,625
John E. Steuri                  --0--            --0--            510,000/40,000                  9,507,712/45,000
Francis X. Frantz               --0--            --0--             90,000/92,000                 1,087,750/645,875
Tom T. Orsini                   --0--            --0--             62,000/75,000                   761,998/429,062

- ---------------

* Mr. Bobbitt retired from ALLTEL effective January 4, 1995.

                    LONG-TERM INCENTIVE PLAN AWARDS IN 1994

     The following table shows information concerning the awards made during 1994 with respect to the three-year measurement period 1994 through 1996 to ALLTEL's Chief Executive Officer and to ALLTEL's other four most highly compensated executive officers under the ALLTEL Long-Term Performance Incentive
Plan (other than Max E. Bobbitt, who retired from ALLTEL effective January 4,
1995, and, accordingly, forfeited entitlement to any award made to him during 1994 with respect to the three-year measurement period 1994 through 1996):

                                                                                   ESTIMATED FUTURE PAYOUTS*
                                         PERFORMANCE PERIOD     ----------------------------------------------------------------
                NAME                        UNTIL PAYOUT           THRESHOLD($)            TARGET($)              MAXIMUM($)
- -------------------------------------    ------------------     ------------------     ------------------     ------------------
Joe T. Ford                                    3 years                81,250                 162,500                243,750
John E. Steuri                                 3 years                41,062                  82,125                123,188
Francis X. Frantz                              3 years                26,000                  52,000                 78,000
Tom T. Orsini                                  3 years                25,000                  50,000                 75,000

- ---------------

* Awards will be paid upon completion of the 1996 year on the basis of ALLTEL's performance during the three year period 1994-1996 as determined by ALLTEL's attainment of prescribed corporate and unit performance targets. In January 1994, the Compensation Committee of the Board of Directors specified those corporate and unit performance targets and the award levels for the indicated executive officers (which are stated as a percentage of each executive officer's average base salary during the 1994-96 period). The estimated future payouts shown above assume that each executive officer's average base salary during the 1994-96 period would be the same as his base salary during 1994.

EXECUTIVE COMPENSATION AGREEMENTS

     Mr. Joe T. Ford is employed by ALLTEL for a period extending to July 1, 2002, under a contract with ALLTEL that provides for a minimum base annual salary plus any incentive awards made under the Incentive Plan and the Long-Term Incentive Plan (the "Incentive Plans"). If the Board of Directors discontinues either or both of the Incentive Plans (or the application of either or both of them to Mr. Ford) or should a change of control of ALLTEL occur, the contract provides that Mr. Ford will receive, in the year in which such event occurs, an annual salary equal to the greater of his minimum base annual salary plus the average incentive awards made under the Incentive Plans over the preceding three years or his 1991 base annual salary compounded at an annual rate of 3% from January 1, 1991, to the beginning of the year in which such event occurs; thereafter Mr. Ford will receive an annual salary equal to the compensation paid during the preceding year, compounded by minimum annual increases of 3%. The contract provides for payment of disability benefits in amounts unaffected by that disability through the end of the calendar year following the calendar year in which the disability occurs and of a death benefit in the amount equal to Mr. Ford's compensation for one year. Assuming compensation at the 1994 level and retirement at the expiration of the contract period, the estimated annual benefit to be received by Mr. Ford is $714,543. The contract also provides that Mr. Ford may retire any time prior to the expiration of the contract period. If Mr. Ford were to elect early retirement, he would be entitled to retirement benefits under his contract reduced in accordance with a formula. The contract provides that those retirement benefits are in lieu of payments under ALLTEL's defined benefit pension plan described below. The contract provides for payment of survivorship benefits to Mr. Ford's wife, who would receive for her life 50% of the annual retirement compensation to which Mr. Ford is entitled. During 1994, ALLTEL accrued a total of $838,587 toward its future liability under Mr. Ford's contract.

     Mr. Steuri is employed by ALLTEL Financial Information Services, Inc. for the period extending to June 1, 2004, under a contract that provides for a minimum base annual salary plus any incentive awards made under the Incentive Plan. If the Board of Directors of ALLTEL discontinues the Incentive Plan (or its application to Mr. Steuri), the contract provides that Mr. Steuri will receive, in the year in which such event occurs, an annual salary equal to the greater of his minimum base annual salary plus the average incentive award made in the preceding three years (or such lesser time as the Incentive Plan has been in effect or applicable to him) or his initial base annual salary compounded at an annual rate of 3% from May 31, 1990, to the beginning of the year in which such event occurs; thereafter Mr. Steuri will receive an annual salary equal to the compensation paid during the preceding year, compounded by minimum annual increases of 3%. The contract provides for payment of disability benefits in amounts unaffected by that disability through the end of one full year following the date on which that disability occurs and of death benefits in amounts equal to Mr. Steuri's compensation for one year. Assuming compensation at the 1994 level and retirement at the expiration of the contract period, the estimated annual retirement benefit to be received by Mr. Steuri would be $148,657. The contract also provides that Mr. Steuri may retire any time on or after May 6, 1999, whereupon he would be entitled to retirement benefits under the contract reduced in accordance with a formula set forth therein. The contract provides for payment of survivorship benefits to Mr. Steuri's wife, who would receive for her life 50% of the annual retirement compensation to which Mr. Steuri is entitled. During 1994, ALLTEL Financial Information Services, Inc. accrued a total of $240,000 toward its future liability under Mr. Steuri's contract.

     Mr. Max E. Bobbitt retired as President and Chief Operating Officer of ALLTEL effective at the close of business on January 4, 1995. In connection with that retirement, Mr. Bobbitt and ALLTEL entered into an agreement (the "Retirement Agreement") that superseded the contract under which Mr. Bobbitt had been employed by ALLTEL. Under the Retirement Agreement, ALLTEL will pay Mr. Bobbitt a retirement payment of $47,917 per month for the remainder of his life and, if his spouse survives him, will pay her $23,958 per month thereafter until her death. The Retirement Agreement also provides for the continuation of health and dental coverage for Mr. Bobbitt and his spouse during their lifetimes, for the immediate vesting of unvested options to purchase 130,000 shares of Common Stock under ALLTEL stock option plans, for the payment of vested benefits under the other plans in which Mr. Bobbitt participated, and for the continuation of certain supplemental split dollar life insurance arrangements for his benefit until he reaches age 65. Mr. Bobbitt has agreed that he will not engage in any business which competes with ALLTEL for a period of five years following his retirement.

CHANGE IN CONTROL AGREEMENTS

     During 1994, ALLTEL entered into agreements with each of Messrs. Francis X. Frantz and Tom T. Orsini which provide that if, following a "change in control," the executive's employment terminates within twelve months (unless the termination is as a result of death, by ALLTEL as a result of the executive's disability or for "cause", or by the executive without "good reason") or if, after remaining employed for twelve months, the executive's employment terminates during the following three-month period (unless the termination is a result of death or is by ALLTEL as a result of the executive's disability) (each of the foregoing events being referred to as a "Payment Trigger"), ALLTEL is required to pay the executive an amount equal to three times the sum of his base salary as in effect immediately prior to the change in control or Payment Trigger and the maximum amounts he could have received under the Incentive Plans for the period commencing coincident with or most recently prior to the period in which the change in control or Payment Trigger occurs, but reduced by any other cash severance paid to him. ALLTEL also is required to make an additional payment to the executive in the amount of any excise tax under Section 4999 of the Internal Revenue Code as a result of any payments or distributions by ALLTEL plus the amount of all additional income tax payable by him as a result of such additional payments. Payments under the agreements are covered by ALLTEL's "grantor trust" described below. The agreements generally are effective for ten years.

DEFINED BENEFIT PENSION PLAN

     ALLTEL maintains a trusteed, noncontributory, defined benefit pension plan covering salaried and non-salaried employees under which benefits are not determined primarily by final compensation (or average final compensation). Under this pension plan, each of Francis X.

Frantz and Tom T. Orsini, following retirement, would have each period of post-January 1, 1988, service credited at 1% of compensation, plus .4% of that part of his compensation that exceeds the Social Security Taxable Wage Base for such year. Service prior to 1988, if any, would be credited on the basis of a percentage of his highest consecutive five-year average annual base salary, equal to 1% for each year of service prior to 1982 and thereafter increasing by .05% each year until 1988, but only prospectively, i.e., with respect to service earned in such succeeding year; in addition, each of Messrs. Frantz and Orsini would receive an additional credit of .25% for each pre-1988 year of service after age 55, subject to a maximum of 10 years' such credit, and would have added to his annual pension benefits an amount equal to .4% of the amount by which his pre-1988 career average annual base salary (three highest years) exceeds his Social Security covered compensation, multiplied by his years of pre-1988 credited service. Various benefit payment options are available on an actuarially equivalent basis, including joint and survivor benefits. Compensation included in the pension base includes cash awards under the Incentive Plans.

     Assuming compensation at the 1994 level, continuation in the position he held during 1994, and retirement at age 65, the estimated annual benefit under the pension plan for each of Francis X. Frantz and Tom T. Orsini is $56,135 and $63,182 respectively. (None of the other executives included in the Summary Compensation Table on page 13 is a participant in or entitled to benefits under the pension plan.) Amounts shown are straight life annuity amounts and include amounts payable under the defined benefit portion of the ALLTEL Excess Benefit Plan.

EXCESS BENEFIT PLAN

     Federal laws place certain limitations on pensions that may be paid under federal income tax qualified plans. The ALLTEL Excess Benefit Plan provides for the payment to certain employees outside tax-qualified pension and profit sharing plans of any amounts not payable under the tax-qualified pension plans by reason of limitations specified in the Internal Revenue Code. Currently, under the ALLTEL Excess Benefit Plan, Messrs. Ford, Steuri, Frantz, and Orsini are eligible for accruals with respect to benefits not payable under ALLTEL's defined contribution profit sharing plan, and Messrs. Frantz and Orsini are eligible for accruals with respect to benefits not payable under ALLTEL's defined benefit pension plan. Amounts accrued under the defined contribution portion of these plans in 1994 for each of these executives are included in the Summary Compensation Table on page 13.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     ALLTEL maintains a non-qualified supplemental executive retirement plan (the "SERP") in which certain employees designated by the Board of Directors, including Messrs. Frantz and Orsini, participate. The SERP provides with respect to Messrs. Frantz and Orsini that, upon normal retirement at age 65 (or, if earlier, following a Payment Trigger that occurs after the participant's early retirement date), the executive will receive an annual benefit under the SERP, payable as a single life annuity, equal to 60% of the sum of (A) the highest of
(i) his
total compensation for the calendar year preceding his retirement, (ii) his average annual compensation for the three calendar years preceding his retirement, or (iii) if a Payment Trigger has occurred, his annual base salary as in effect immediately prior to the change in control (as defined in the change in control agreements described above), the Payment Trigger, or his retirement date, plus (B) the highest of the maximum amounts payable to him under the Incentive Plans for the period coincident with or most recently prior to a change in control, Payment Trigger or retirement. The amount of the normal retirement benefit under the SERP is not determined based on years of service.

     Each of Messrs. Frantz and Orsini also is entitled to an early retirement benefit under the SERP if he retires before becoming entitled to the normal retirement benefit but after attaining the age of 60 with 15 or more years of service or age 55 with 20 or more years of service or after a Payment Trigger occurs (regardless of his years of service). The early retirement benefit is calculated the same as the normal retirement benefit, except that the percentage used in the calculation is 45% (increased ratably for the number of years of his service after the early retirement date, up to a maximum of 60%) rather than 60%.

     If Mr. Frantz or Mr. Orsini dies after benefits commence, his spouse will receive 50% of the amount that he was receiving prior to his death. If he dies while employed, his surviving spouse will receive 50% of the amount that he would have received if he had retired on the day before death. Following retirement, each of Messrs. Frantz and Orsini (and his spouse and dependents) also is entitled to receive post-retirement medical benefits under the SERP together with reimbursement for any additional taxes incurred as a result of the benefits being taxed less favorably than they would have been if received by other retired employees. Payments to Messrs. Frantz and Orsini under the SERP are covered by ALLTEL's "grantor trust" described below.

     The retirement benefits payable under the SERP are reduced by benefits (other than benefits attributable to employee contributions) paid under other ALLTEL qualified and nonqualified benefit plans other than the Allied Telephone Company Profit Sharing Plan. The benefits under the SERP are not subject to offset for Social Security. The estimated annual benefits payable to Messrs. Frantz and Orsini under the SERP upon retirement at normal retirement age are $29,901 and $22,664, respectively.

GRANTOR TRUST

     ALLTEL maintains a "grantor trust" under Section 671 of the Internal Revenue Code (the "Trust") to provide certain participants in designated compensation and supplemental retirement plans and arrangements with greater assurance that the benefits and payments to which those participants are entitled under those plans and arrangements will be paid. Contributions by ALLTEL to the Trust are discretionary and totaled $3,114,000 as of December 31, 1994. Prior to a "change of control" of ALLTEL (as defined in the trust agreement for the Trust), benefits may not be paid from the Trust. Following a "change of control" of ALLTEL, benefits and payments may be paid from the Trust to the extent those benefits and payments are not paid by ALLTEL or its successor. The assets of the Trust are subject to the claims of the creditors of ALLTEL in the event ALLTEL becomes "insolvent" (as defined in the trust agreement for the Trust).

                        ELECTION OF INDEPENDENT AUDITORS

     In the absence of contrary direction, the proxies will be voted for the election of Arthur Andersen LLP as independent auditors to audit the books and accounts of ALLTEL at the close of the 1995 fiscal year. The Board of Directors recommends that the stockholders vote in favor of the election of Arthur Andersen LLP.

     It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     In connection with its audit of the books and accounts of ALLTEL for the fiscal year ended December 31, 1994, Arthur Andersen LLP examined ALLTEL's annual consolidated financial statements and financial statements of most of its subsidiaries, performed a limited interim review of its consolidated quarterly reports to stockholders, reviewed annual and quarterly report and registration statement filings with the Securities and Exchange Commission (the "SEC"), conducted audits of employee benefit plans, and consulted with ALLTEL concerning other accounting matters and certain tax and employee benefit matters.

                              CERTAIN TRANSACTIONS

     ALLTEL purchases property, liability, workers compensation, and directors and officers insurance coverage from Cincinnati Insurance Company, a subsidiary of Cincinnati Financial Corporation, and paid premiums of $7,582,522 during the period January 1, 1994, through December 31, 1994. Cincinnati Financial Corporation, its subsidiaries, and its pension fund beneficially owned, on February 24, 1995, 13,040,708 shares of Common Stock (see page 6).

     ALLTEL engaged Stephens Inc., an affiliate of Stephens Group Inc., to render investment banking and brokerage services to ALLTEL and its subsidiaries during 1994, for which ALLTEL paid investment banking fees and brokerage commissions totaling $509,381 to Stephens Inc. during the period January 1, 1994, through December 31, 1994. Stephens Group Inc. beneficially owned, on February 24, 1995, 16,627,920 shares of Common Stock (see page 6).

                                 ANNUAL REPORT

     The 1994 Annual Report, which includes financial statements and an outline of ALLTEL's operations during 1994, was mailed to each stockholder receiving this Proxy Statement.

     ALLTEL WILL PROVIDE, WITHOUT CHARGE, TO ANY PERSON RECEIVING A COPY OF THIS PROXY STATEMENT, UPON WRITTEN REQUEST, A COPY OF ALLTEL'S ANNUAL REPORT ON FORM 10-K FOR THE CALENDAR YEAR 1994, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SEC. Those requests should be addressed to Ronald D. Payne, Vice President-Corporate Communications, ALLTEL Corporation, One Allied Drive, Little Rock, Arkansas 72202.

                                 OTHER MATTERS

     The management and the Board of Directors of ALLTEL do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters.

     Any proposals by ALLTEL stockholders intended to be presented at the 1996 Annual Meeting must be received by ALLTEL prior to November 3, 1995, in order to be considered for inclusion in ALLTEL's proxy statement for its 1996 Annual Meeting.

     ALLTEL will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors, and employees of ALLTEL, personally or by telephone or electronic means. ALLTEL will pay persons holding stock in their names or those of their nominees for their expenses in sending soliciting material to their principals in accordance with regulations of the SEC and The New York Stock Exchange, Inc.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                      By Order of the Board of Directors,
Dated: March 3, 1995                  FRANCIS X. FRANTZ,
                                      Secretary

                                 ALLTEL CORPORATION
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 20, 1995.

   P    The undersigned hereby appoints Joe T. Ford and John E. Steuri, or
   R    either of them, with full power of substitution, as proxies to vote all
   O    of the undersigned's shares of voting stock at the Annual Meeting of
   X    Stockholders on April 20, 1995, and at any and all adjournments thereof,
   Y in accordance with and as more fully described in the Notice of the Annual Meeting and the Proxy Statement, receipt of which is acknowledged.


                             Election of Directors, Nominees:

                             Lawrence L. Gellerstedt III, Emon A. Mahony, Jr.,

                             and Ronald Townsend.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
    APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY
    BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                SEE REVERSE
                                                                   SIDE

    / X /   PLEASE MARK YOUR                                            SHARES IN YOUR NAME   REINVESTMENT SHARES
            VOTES AS IN THIS
            EXAMPLE.

[CAPTION]

                    FOR     WITHHELD                            FOR        AGAINST     ABSTAIN
1. Election of      /  /      /  /      2. To elect             /  /        /  /        /  /     3. In their discretion, to transact
   Directors                               independent                                              such other business as may
   (see reverse)                           auditors for the                                         properly come before the meeting
                                           current fiscal                                           or any adjournment thereof.
                                           year.

For, except vote withheld from the following nominee(s):

- ------------------------------------------------------


     SIGNATURE(S)                                                      DATE
                  ----------------------------------------------------      -------------

     SIGNATURE(S)                                                      DATE
                  ----------------------------------------------------      -------------
     NOTE: Please sign exactly as name appears
           hereon. Joint owners should each sign.
           When signing as attorney, executor,
           administrator, trustee or guardian, please
           give full title as such.
